Exhibit 99.1

ContraVir Engages the Baruch S. Blumberg Institute to Further Research and Develop CMX157

Edison, NJ, June 3, 2015 — ContraVir Pharmaceuticals, Inc. (NASDAQ: CTRV), a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies, announced today that it has engaged the Baruch S. Blumberg Institute, the non-profit research sister organization of the Hepatitis B Foundation, to conduct a series of experiments using ContraVir’s hepatitis B program, CMX157.  The Blumberg Institute, located in Doylestown, Pennsylvania, is equipped with the largest concentration of nonprofit scientists focusing solely on hepatitis B and liver cancer in the United States and will profile CMX157.

As part of the agreement, ContraVir will contract with the Blumberg Institute to work on certain projects related to CMX157.  The research will focus specifically on further comparing the relative anti-hepatitis B activities of CMX157 and tenofovir in order to determine if CMX157 has unique anti-hepatitis B attributes not previously appreciated of tenofovir or other antiviral agents.

Lou Kassa, COO of The Blumberg Institute, stated, “We are delighted that the Blumberg Institute can be helpful to ContraVir in its pursuit of new HBV therapeutics.  We are hopeful that the experiments we will perform pursuant to this engagement may ultimately lead to improved quality of life for those affected by chronic hepatitis B worldwide by helping to guide the development of this exciting therapeutic candidate.”

James Sapirstein, CEO of ContraVir, announced, “The Blumberg Institute’s commitment to advancing new therapies for hepatitis B make them an ideal research and development vehicle for ContraVir.  Not only do they have the expertise and state-of-the-art facilities to carry out our specific experiments, but they nurture an ecosystem of innovative biotechnology and pharmaceutical companies to which ContraVir is proud to contribute.  This association will help advance our CMX157 candidate and may further de-risk the development process going forward, as we prepare to enter Phase 2 clinical studies.”

About the Hepatitis B Foundation

Headquartered in Doylestown, Pa., the Hepatitis B Foundation was founded in 1991 and is the only national nonprofit organization solely dedicated to finding a cure for hepatitis B and improving the quality of life for those affected worldwide through research, education and patient advocacy. To learn more, visit www.hepb.org.

About the Baruch S. Blumberg Institute

The Hepatitis B Foundation established an independent, nonprofit research institute in 2003 in order to conduct discovery research and nurture translational biotechnology in an environment conducive to interaction, collaboration and focus. The research center was renamed in 2013 to honor Baruch S. Blumberg, the man who won the Nobel Prize for his discovery of the hepatitis B virus. To learn more, visit www.blumberginstitute.org.

About ContraVir Pharmaceuticals

ContraVir is a biopharmaceutical company focused on the discovery and development of targeted antiviral therapies with two candidates in mid-to-late stage clinical development. ContraVir’s lead candidate, FV-100, is an orally available nucleoside analogue prodrug that is being developed for the treatment of herpes zoster, or shingles, which is currently in Phase 3 clinical development.  In addition to direct antiviral activity, FV-100 has demonstrated the potential to reduce the incidence of debilitating shingles-associated pain known as post-herpetic neuralgia (PHN) in a Phase 2 clinical study.  ContraVir is also developing CMX157, a highly potent analog of the successful antiviral drug tenofovir DF (Viread®), for the Hepatitis B virus (HBV) in Phase 2 clinical studies.  CMX157 is active against HBV and more than 4 times more potent in vitro versus tenofovir.  CMX157’s novel structure results in decreased circulating levels of tenofovir, lowering systemic exposure and thereby reducing the potential for renal side effects.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on ContraVir’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. ContraVir does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in ContraVir’s Form 10-K for the year ended June 30, 2014, and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Tiberend Strategic Advisors, Inc.

Tirth Patel (investors)

tpatel@tiberend.com; (212) 375-2681

Claire Sojda (media)

csojda@tiberend.com; (212) 375-2686